PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
March 27, 2013

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2012 FOURTH QUARTER
AND FULL YEAR RESULTS

•	FOURTH QUARTER RESULTS DRIVEN BY INCREASED EARNINGS ACROSS ALL BUSINESSES

•	FULL YEAR NON-GAAP EPS WAS $6.58, WHICH INCLUDES A $0.15 FAVORABLE IMPACT RELATED TO CHANGE IN METHOD OF ACCOUNTING FOR RETIREMENT PLANS, AND $6.43 ABSENT THE CHANGE

•	FULL YEAR GAAP EPS WAS $5.87, WHICH INCLUDES A $0.09 UNFAVORABLE IMPACT RELATED TO CHANGE IN METHOD OF ACCOUNTING FOR RETIREMENT PLANS

•	COMPANY PROVIDES PRELIMINARY 2013 NON-GAAP EPS GUIDANCE OF $7.00

New York, New York - PVH Corp. [NYSE: PVH] reported 2012 fourth quarter and full year results.

Non-GAAP Amounts:
The discussions of historical results in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release and identify and quantify all excluded items.

Overview of Fourth Quarter Results:

•
Earnings per share was $1.60 on a non-GAAP basis, which includes a favorable impact related to the change in the Company’s method of accounting for retirement plans and represents a 34% increase over the prior year period’s non-GAAP earnings per share of $1.19 (as adjusted for the change). Absent the change in accounting method, non-GAAP earnings per share would have been $1.54 for the fourth quarter, which exceeds the top end of the Company’s previous guidance by $0.05, and compares to $1.18 for the fourth quarter of 2011.

•
GAAP earnings per share was $1.09, which includes a negative impact related to the change in the Company’s method of accounting for retirement plans and represents a 127% increase over the prior year period’s GAAP earnings per share of $0.48 (as adjusted for the change). The negative impact of the change was $0.17 in 2012 and $0.63 in 2011.

•
Revenue of $1.636 billion increased 7% as compared to the prior year, including a 3% negative impact attributable to the exit from the Izod women’s and Timberland wholesale sportswear businesses and foreign currency translation and a 3% benefit from an additional week of revenue, as the 2012 fiscal year included 53 weeks of operations.

•
Operating margin on a non-GAAP basis increased 250 basis points due to a 320 basis point gross margin increase, driven by continued faster growth in the higher-margin Calvin Klein and Tommy Hilfiger businesses, combined with decreased product costs across all of the Company’s businesses. GAAP operating margin increased 440 basis points due to the gross margin increase discussed above, combined with a decrease in pension expense.

Change in Method of Accounting for Retirement Plans:
During the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. The Company believes this change improves the transparency of its operational performance by recognizing the effects of current economic and interest rate trends on plan investments and assumptions in current period earnings, thus allowing the Company to highlight this impact to investors. In addition, this change aligns the Company’s method of accounting for its retirement plans with the method used by The Warnaco Group, Inc. (“Warnaco”), which the Company acquired on February 13, 2013. This change avoids the post-acquisition Company having two methods of accounting for its retirement plans. The financial data for all prior periods presented has been retrospectively adjusted to reflect the effect of this accounting change. Refer to Appendix A later in this release for a summary of the impact of this change and the adjusted prior period quarterly financial results.

Fourth Quarter Business Review:
The Company’s calculations of the comparable store sales percentages throughout this press release are based on comparable weeks and, therefore, exclude the extra week in 2012. The extra week in 2012 was worth approximately $40 million of revenue and approximately $0.05 of earnings per share.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business increased 9% to $891.1 million from $815.8 million in the prior year’s fourth quarter, including a negative impact of approximately $10 million, or 1%, related to foreign currency translation. Revenue in the Tommy Hilfiger North America business increased 11%, with strong results in its retail business primarily attributable to (i) 5% comparable store sales growth; (ii) additional square footage expansion; and (iii) an increase due to the 53rd week of revenue (which increased overall Tommy Hilfiger North America revenue by 4%). Revenue in the Tommy Hilfiger International business increased 8%, driven by (i) a European retail comparable store sales increase of 9%; (ii) strength in the European wholesale business; and (iii) a 3% increase due to the extra week of revenue, partially offset by continued weakness in Japan, where the Company is currently in the process of strategically repositioning and investing in the brand, and a negative impact of 2% related to foreign currency translation.

On a non-GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 45% to $101.8 million from $70.2 million in the prior year’s fourth quarter, driven by the net revenue increase discussed above and a 290 basis point improvement in gross margin, driven by an increase in average unit retail selling prices and a decrease in product costs.

On a GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 73% to $96.1 million, as compared to $55.6 million in the prior year’s fourth quarter. This increase was due principally to the net impact of the overall revenue and gross margin increases noted above, combined with a decrease in integration and restructuring costs.

Calvin Klein
Revenue in the Calvin Klein business increased 14% to $317.4 million from $278.5 million in the prior year’s fourth quarter, driven primarily by (i) strong growth in the North American wholesale business; (ii) new store openings and store expansions within the Company’s Calvin Klein outlet retail business; and (iii) a benefit of approximately 2% due to the extra week of revenue. These increases were partially offset by a 2% comparable store sales decline in the Company’s Calvin Klein North American outlet retail business. Calvin Klein royalty revenue increased 5% from continued global growth in women’s sportswear, dresses and handbags, which was partially offset by a decline in royalty revenue due to a reduction in the European bridge apparel and accessories business (relating to the Company’s announcement in the first quarter of 2012 that it would bring the business back in-house) and continued weakness in jeans in the United States and women’s underwear in Europe and the United States.

Earnings before interest and taxes for the Calvin Klein business increased 5% to $73.8 million as compared to the prior year’s fourth quarter amount of $70.1 million, driven principally by the revenue increases discussed above and increased gross margin in the North American apparel business due to product cost decreases. These increases were partially offset by increased advertising expense due, in large part, to the Calvin Klein Concept underwear commercial that was aired during the Super Bowl broadcast.

Heritage Brands
Total revenue for the Heritage Brands business decreased 2% to $427.7 million as compared to $438.5 million in the prior year’s fourth quarter due to a $30 million, or 7%, negative impact related to the exit from the Izod women’s and Timberland wholesale sportswear businesses. Excluding the impact of exited businesses, revenue for the Heritage Brands business increased 4%, due principally to strong growth in the Company’s ongoing wholesale sportswear businesses and a benefit of approximately 2% due to the extra week of revenue. Comparable store sales for the Heritage Brands retail business were relatively flat to the prior year.

Earnings before interest and taxes for the Heritage Brands business was $26.6 million, an increase of 152% as compared to the prior year’s fourth quarter of $10.5 million on a non-GAAP basis and an increase of 178% as compared to the prior year’s fourth quarter of $9.6 million on a GAAP basis. The significant increase in earnings before interest and taxes was attributable to increases across the Company’s Heritage Brands Dress Furnishings, Sportswear and Retail businesses, driven principally by an overall operating margin increase of 380 basis points that was fueled by strong gross margin improvement. The strong gross margin increase was driven by the Company’s exit of the lower-margin Izod women’s and Timberland wholesale sportswear businesses, coupled with an increase in average unit retail selling prices and lower product costs. The increase in earnings before interest and taxes on a GAAP basis was also attributable to the absence of approximately $1.0 million of costs incurred in the fourth quarter of 2011 in connection with the exit of businesses mentioned above.

Fourth Quarter Consolidated Earnings:
On a non-GAAP basis, earnings before interest and taxes increased 38% to $180.3 million from $130.3 million in the prior year’s fourth quarter. Driving the overall increase in non-GAAP earnings before interest and taxes was (i) an increase of $31.5 million in the Tommy Hilfiger business; (ii) an increase of $16.0 million in the Heritage Brands business; and (iii) an increase of $3.7 million in the Calvin Klein business.

On a GAAP basis, earnings before interest and taxes increased 217% to $109.9 million as compared to $34.7 million in the prior year’s fourth quarter. The increase was due principally to the net effect of the changes discussed above, combined with the net effect of (i) a $48.0 million decrease in recognized actuarial losses on retirement plans; (ii) a $13.4 million decrease in integration and restructuring costs associated with the Tommy Hilfiger acquisition and exit costs associated with the Izod women’s and Timberland wholesale sportswear businesses; and (iii) $36.2 million of costs incurred in the current year’s fourth quarter related to the acquisition of Warnaco.

Full Year 2012 Consolidated Results:

•
Earnings per share on a non-GAAP basis was $6.58, which includes a $0.15 favorable impact related to the retirement plan accounting change and represents an increase of 21% as compared to the prior year’s earnings per share of $5.44 (as adjusted for the change). Absent the accounting change, non-GAAP earnings per share would have been $6.43 for 2012, which exceeded the top end of the Company’s previous guidance by $0.05, and $5.38 for 2011.

•
GAAP earnings per share was $5.87, which includes a negative impact related to the accounting change and represents an increase of 55% as compared to the prior year’s earnings per share of $3.78 (as adjusted for the change). The negative impact of the change was $0.09 per share in 2012 and $0.58 per share in 2011.

•
Revenue increased 3% to $6.043 billion, including a negative impact of 4% attributable to foreign currency translation and the exited sportswear businesses. The overall increase in revenue was due to the net impact of:

◦
A 5%, or $166.2 million, increase in the Tommy Hilfiger business, including a negative impact of approximately $110 million, or 4%, related to foreign currency translation. Within the Tommy Hilfiger North America business, revenue increased 10%, principally driven by retail comparable store sales growth of 10%. Revenue in the Tommy Hilfiger International business increased 2%, including a negative impact of 6% related to foreign currency translation. On a constant currency basis, revenue for the Tommy Hilfiger International business increased 8%, driven by European retail comparable store sales growth of 11% and strength in the European wholesale business, partially offset by continued

weakness in Japan, where the Company is currently in the process of strategically repositioning and investing in the brand.

◦
An 8%, or $85.1 million, increase in the Calvin Klein business, driven primarily by (i) a 12% increase in the Company’s Calvin Klein outlet retail business, which was attributable to new store openings, store expansions and a 5% increase in comparable store sales; and (ii) a 16% increase in the North American wholesale business. Royalty revenue increased 2% as compared to the prior year period, including a negative impact of 1% related to foreign currency translation. Continued global growth in women’s sportswear, dresses, footwear and handbags was partially offset by a decline in royalty revenue related to a reduction in the European bridge apparel and accessories business (relating to the Company’s announcement in the first quarter of 2012 that it would bring the business back in-house) and continued weakness in jeans and women’s underwear in Europe and the United States.

◦
A 6%, or $98.9 million, decrease in the Heritage Brands business, including the negative impact of 6% related to the exited sportswear businesses. The Company’s ongoing Heritage Brands wholesale sportswear businesses experienced strong growth, while the dress furnishings business experienced a 7% decline due principally to a reduction in sales to J.C. Penney. Comparable store sales in the Heritage Brands retail business were relatively flat.

•	On a non-GAAP basis, earnings before interest and taxes increased $69.7 million to $751.6 million. This change resulted from:

◦
An $84.1 million increase in the Tommy Hilfiger business due principally to the revenue increase mentioned above combined with gross margin improvement due primarily to higher average unit retail selling prices globally. Partially offsetting this increase was the negative impact of approximately $15 million related to foreign currency translation.

◦
A $6.9 million increase in the Calvin Klein business attributed to the revenue increase discussed above, partially offset by a planned gross margin decline resulting principally from the impact of higher product costs experienced in the first half of the year.

◦
A $12.0 million decrease in the Heritage Brands business due principally to the revenue decline mentioned above, combined with the negative impact of higher product costs principally in the first half of the year.

•	GAAP earnings before interest and taxes increased $169.2 million to $660.4 million. This change resulted from:

◦
An increase of $139.1 million in the Tommy Hilfiger business due to the items described above, combined with the absence of $20.7 million of expenses incurred in connection with the Company’s buyout of the perpetual license for Tommy Hilfiger in India and a $34.3 million decrease in integration and restructuring costs.

◦	An increase of $6.9 million in the Calvin Klein business as described above.

◦
A $27.1 million decrease in corporate expenses due principally to the net impact of (i) a decrease of $48.0 million in recognized actuarial losses on retirement plans and (ii) a net $30.9 million decrease in integration, restructuring and debt modification costs; partially offset by (iii) $42.6 million of costs incurred in the current year related to the acquisition of Warnaco.

◦	A $3.9 million decrease in the Heritage Brands business due to the items described above, partially offset by the absence of $8.1 million of business exit costs.

•
On a non-GAAP basis, the effective tax rate was 23.8% as compared to 28.3% in the prior year period. The GAAP effective tax rate was 20.1% as compared to 24.1% for the prior year period. The Company’s 2012 tax rates were positively impacted by an increase in the proportion of earnings attributable to foreign jurisdictions that are subject to favorable tax rates, as well as the continuation of the tax synergies achieved from the Tommy Hilfiger acquisition. In addition, positively impacting the 2012 GAAP effective tax rate was a benefit resulting from the recognition of previously unrecognized net operating loss assets and tax credits. Positively impacting the 2011 GAAP effective tax rate was the revaluation of certain deferred tax liabilities in connection with a fourth quarter decrease in the statutory tax rate in Japan.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “2012 marked another year of strong performance and sustained growth for PVH, exceeding our expectations. The strength of our brand portfolio, led by Calvin Klein and Tommy Hilfiger, enabled us to navigate successfully through the global macroeconomic pressures and associated difficult consumer spending environment, which also included higher product costs and foreign currency volatility during the first half of the year.”

Mr. Chirico continued, “We completed our acquisition of Warnaco on February 13, 2013, and believe that the long term opportunities from this acquisition are significant. Having now owned the business for about 45 days, we believe that additional investments above our initial expectations are required to achieve our goal of rebuilding the global Calvin Klein jeanswear and underwear businesses. Therefore, we see 2013 as a year of investment and transition for the Warnaco business. These investments include: (i) enhancing the existing infrastructure (systems and supply chain), (ii) upgrading Calvin Klein jeanswear product design and quality with an emphasis on geographic differentiation, (iii) investing in in-store marketing and the in-store customer experience, (iv) adding appropriate talent to fill key design, marketing and merchandising positions, (v) rationalizing global excess inventory levels, and (vi) reducing and restructuring the off-price and club sales distribution in Europe and North America. Given these additional investments, we now project that the overall impact of the Warnaco transaction will be dilutive to 2013 earnings per share on a non-GAAP basis by approximately $0.25.”

Mr. Chirico concluded, “At the core of our success and our opportunity is the power of our global designer lifestyle brands, Calvin Klein and Tommy Hilfiger. 2013 will be a transitional year for PVH, during which we will make further investments in the Company’s operating infrastructure, which will drive the long-term sustainable growth of our global business. I believe we will emerge stronger and the investments we will make this year will help drive the Calvin Klein business going forward. Further, we believe they will pave the way for enhanced profitability and stockholder value, translating into expected earnings per share growth in excess of 15% per year for 2014 and beyond.”

2013 Preliminary Guidance:
Please see the section entitled “2013 Full Year and First Quarter Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Warnaco Acquisition
On February 13, 2013, the Company completed its acquisition of Warnaco. The following provides guidance for the Company’s full year and first quarter 2013, inclusive of the operations of the acquired Warnaco business starting from the acquisition date.

Preliminary Full Year Guidance
Revenue in 2013 is currently projected to be approximately $8.2 billion. This amount reflects the elimination of approximately $200 million of revenue generated, in the aggregate, by the Company and Warnaco in 2012 through transactions between each other and approximately $100 million of additional lost revenue from the absence of the 53rd week in 2013 and the revenue generated by Warnaco for the first ten days of the Company’s 2013 fiscal year, because the acquisition did not close until February 13, 2013. The Company’s expectation for revenue from the acquired Warnaco businesses is approximately $2.15 billion, which is relatively flat as compared to Warnaco’s 2012 revenue (excluding approximately $230 million of revenue related to the Chaps men’s sportswear business, which Ralph Lauren Corporation is reacquiring).

Non-GAAP earnings per share is currently projected to be approximately $7.00, as compared to the $6.58 in 2012, reflecting approximately $0.25 per share of dilution as a result of the Warnaco acquisition.

The Company estimates the earnings before interest and taxes on a non-GAAP basis from the acquired Warnaco businesses will be approximately 20% lower than the Company’s original plan, driven by the incremental investments required in the business as discussed above. The Company projects synergies to be realized in 2013 to be approximately $25 million versus the initial expectation of approximately $50 million as a result of additional time needed to realize some of the projected savings. Given the additional time required to effect the upgrade of Warnaco’s systems and supply chain, overall synergies of approximately $100 million are now expected to be realized over the next four years. The Company now believes the overall impact of the transaction will be dilutive to 2013 earnings per share on a non-GAAP basis by approximately $0.25.

Additionally, the Calvin Klein licensing business is contending with approximately $20 million of reduced revenue and operating income in 2013 as a direct result of the expiration or termination of certain long-term contractual agreements that guaranteed revenue relating to the European bridge business, the North American women’s sportswear business and the Calvin Klein Collection business.

The Company currently projects that 2013 interest expense will be approximately $200 million and that the 2013 full year tax rate will be approximately 25.5% to 26.5%.

The Company’s 2013 earnings per share estimate excludes approximately $125 million of pre-tax costs associated with the acquisition and integration of Warnaco. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

Preliminary First Quarter Guidance
Revenue in the first quarter of 2013 is expected to be approximately $1.9 billion. On a non-GAAP basis, earnings per share for the first quarter is currently projected to be relatively flat as compared to $1.33 in the prior year’s first quarter. The Company’s first quarter 2013 earnings per share estimate excludes approximately $50 million of pre-tax costs associated with the acquisition and integration of Warnaco. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•	Pre-tax costs of approximately $125 million expected to be incurred in 2013 in connection with the acquisition of Warnaco, of which $50 million is expected to be incurred in the first quarter.

•
Pre-tax costs of $20.5 million incurred in 2012 principally in connection with the integration of Tommy Hilfiger and the related restructuring, of which $3.3 million was incurred in the first quarter, $4.5 million was incurred in the second quarter, $6.6 million was incurred in the third quarter, and $6.1 million was incurred in the fourth quarter.

•
Pre-tax costs of $42.6 million incurred in 2012 in connection with the acquisition of Warnaco, of which $6.4 million was incurred in the third quarter and $36.2 million was incurred in the fourth quarter.

•	A pre-tax expense of $28.1 million recorded in the fourth quarter of 2012 related to recognized actuarial losses on retirement plans.

•
Pre-tax interest expense of $3.7 million recorded in the fourth quarter of 2012 related to $700 million of new senior notes, which were issued during the fourth quarter to fund a portion of the purchase price for the Warnaco acquisition.

•
A tax benefit of $14.0 million in 2012 related to the recognition of previously unrecognized net operating loss assets and tax credits, of which $4.5 million was recorded in the third quarter and $9.5 million was recorded in the fourth quarter.

•
Pre-tax costs of $69.5 million incurred in 2011 in connection with the integration of Tommy Hilfiger and the related restructuring, of which $30.5 million was incurred in the first quarter, $11.2 million was incurred in the second quarter, $9.3 million was incurred in the third quarter, and $18.6 million was incurred in the fourth quarter.

•	Pre-tax costs of $16.2 million incurred in the first quarter of 2011 in connection with the amendment and restatement of the Company’s credit facility.

•
Pre-tax costs of $8.1 million incurred in 2011 in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and the Company’s 2012 exit from the Izod women’s wholesale sportswear business, of which $6.7 million was incurred in the second quarter, $0.5 million was incurred in the third quarter and $1.0 million was incurred in the fourth quarter.

•
A pre-tax expense of $20.7 million incurred in the third quarter of 2011 in connection with the Company’s reacquisition of the rights in India to the Tommy Hilfiger trademarks that had been subject to a perpetual license, as under accounting rules, the Company was required to record an expense due to settling the preexisting license agreement, which was unfavorable to the Company.

•	A pre-tax expense of $76.1 million recorded in the fourth quarter of 2011 related to recognized actuarial losses on retirement plans.

•	A tax benefit of $5.4 million recorded in the fourth quarter of 2011 resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan.

•
Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring or debt modification cost or actuarial loss on retirement plans immediately recognized in earnings to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.

Please see Tables 1 through 6 and the sections entitled “2013 Full Year and First Quarter Reconciliations of GAAP to Non-GAAP Amounts” and “Appendix A” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its year end earnings release is scheduled for Thursday, March 28, 2013 at 9:00 a.m. EDT. Please log on either to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab or to www.companyboardroom.com to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #5764063. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, including, without limitation, statements relating to the Company’s acquisition of The Warnaco Group, Inc. (“Warnaco”), are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Warnaco, the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from Warnaco; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity, such as Warnaco, into the Company with no substantial adverse effect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended		Year Ended
	2/3/13	1/29/12 (1)	2/3/13	1/29/12 (1)

Net sales	$1,506,910	$1,407,818	$5,540,821	$5,410,028
Royalty revenue	98,102	94,483	370,019	356,035
Advertising and other revenue	31,188	30,535	132,159	124,561
Total revenue	$1,636,200	$1,532,836	$6,042,999	$5,890,624

Gross profit on net sales	$751,366	$649,192	$2,747,052	$2,575,293
Gross profit on royalty, advertising and other revenue	129,290	125,018	502,178	480,596
Total gross profit	880,656	774,210	3,249,230	3,055,889

Selling, general and administrative expenses	771,172	740,057	2,594,315	2,549,850

Debt modification costs				16,233

Equity in income of unconsolidated affiliates	404	511	5,447	1,367

Earnings before interest and taxes	109,888	34,664	660,362	491,173

Interest expense, net	31,367	32,030	117,250	128,088

Pre-tax income	78,521	2,634	543,112	363,085

Income tax expense (benefit)	(2,227)	(32,890)	109,272	87,388

Net income	$80,748	$35,524	$433,840	$275,697

Diluted net income per common share(2)	$1.09	$0.48	$5.87	$3.78

	Quarter Ended		Year Ended
	2/3/13	1/29/12	2/3/13	1/29/12

Depreciation and amortization expense	$37,812	$33,242	$140,356	$132,010

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)
In the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. Prior periods have been retrospectively adjusted to reflect the effect of these accounting changes.

(2)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.

PVH CORP.
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2012 and 2011 in connection with its integration of Tommy Hilfiger B.V. and certain affiliated companies (collectively, “Tommy Hilfiger”) and the related restructuring; (ii) the costs incurred in 2012 in connection with its acquisition of Warnaco, which closed on February 13, 2013; (iii) the interest expense incurred in 2012 in connection with the issuance of $700 million of senior notes related to the Company’s acquisition of The Warnaco Group, Inc. (“Warnaco”); (iv) the expense incurred in 2011 associated with settling the unfavorable preexisting license agreement in connection with its buyout of the perpetual license for Tommy Hilfiger in India; (v) the costs incurred in 2011 in connection with the modification of its credit facility; (vi) the costs incurred in 2011 in connection with the negotiated early termination of its license to market sportswear under the Timberland brand and its exit from the Izod women’s wholesale sportswear business; (vii) the recognized actuarial losses on retirement plans in 2012 and 2011; (viii) the tax effects associated with these costs; (ix) the tax benefit in 2012 resulting from the recognition of previously unrecognized net operating loss assets and tax credits; and (x) the tax benefit in 2011 resulting from revaluing certain deferred tax liabilities due to a decrease in the statutory tax rate in Japan, which are on a non-GAAP basis for each year, provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the costs described in (i) through (viii) of the first sentence are also the basis for certain incentive compensation calculations.

The following table presents the Company’s GAAP revenue and the non-GAAP measures that are discussed in this release. Please see Tables 1 through 6 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended		Year Ended
	2/3/13	1/29/12 (1)	2/3/13	1/29/12 (1)

GAAP total revenue	$1,636,200	$1,532,836	$6,042,999	$5,890,624

Non-GAAP Measures
Total gross profit(2)		$776,263		$3,063,516
Selling, general and administrative expenses(3)	$700,756	646,451	$2,503,069	2,383,008
Earnings before interest and taxes(4)	180,304	130,323	751,608	681,875
Interest expense(5)	27,711		113,594
Income tax expense(6)	34,059	10,982	151,654	156,864
Net income(7)	118,534	87,311	486,360	396,923
Diluted net income per common share(8)	$1.60	$1.19	$6.58	$5.44

(1)    In the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. Prior periods have been retrospectively adjusted to reflect the effect of these accounting changes.

(2) Please see Table 3 for reconciliation of GAAP to non-GAAP gross profit.
(3) Please see Table 4 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(4) Please see Table 2 for reconciliation of GAAP to non-GAAP earnings before interest and taxes.
(5) Please see Table 5 for reconciliation of GAAP to non-GAAP interest expense.
(6)    Please see Table 6 for reconciliation of GAAP to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with acquisition, integration, restructuring and debt modification costs and actuarial losses on retirement plans.

(7) Please see Table 1 for reconciliation of GAAP to non-GAAP net income.
(8) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net income to non-GAAP net income

	Quarter Ended		Year Ended
	2/3/13	1/29/12 (1)	2/3/13	1/29/12 (1)

Net income	$80,748	$35,524	$433,840	$275,697

Diluted net income per common share(2)	$1.09	$0.48	$5.87	$3.78

Items excluded:

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)		2,053		7,627

Actuarial losses on retirement plans	28,142	76,120	28,142	76,120

SG&A expenses associated with buyout of perpetual license for Tommy Hilfiger in India				20,709

SG&A expenses associated with Tommy Hilfiger integration and related restructuring	6,107	16,520	20,525	61,895

SG&A expenses associated with negotiated termination of license to market Timberland sportswear and exit from the Izod women’s wholesale sportswear business		966		8,118

SG&A expenses associated with acquisition of Warnaco	36,167		42,579

Debt modification costs				16,233

Interest expense associated with issuance of $700M of senior notes related to acquisition of Warnaco	3,656		3,656

Tax effect of the items above(3)	(26,835)	(38,520)	(28,431)	(64,124)

Tax benefit resulting from recognition of previously unrecognized net operating loss assets and tax credits	(9,451)		(13,951)

Tax benefit resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan		(5,352)		(5,352)

Non-GAAP net income	$118,534	$87,311	$486,360	$396,923

Non-GAAP diluted net income per common share(2)	$1.60	$1.19	$6.58	$5.44

(1)   In the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. Prior periods have been retrospectively adjusted to reflect the effect of these accounting changes.

(2) Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.
(3) Please see Table 6 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 2 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended		Year Ended
	2/3/13	1/29/12 (1)	2/3/13	1/29/12 (1)

Earnings before interest and taxes	$109,888	$34,664	$660,362	$491,173

Items excluded:

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)		2,053		7,627

Actuarial losses on retirement plans	28,142	76,120	28,142	76,120

SG&A expenses associated with buyout of perpetual license for Tommy Hilfiger in India				20,709

SG&A expenses associated with Tommy Hilfiger integration and related restructuring	6,107	16,520	20,525	61,895

SG&A expenses associated with negotiated termination of license to market Timberland sportswear and exit from the Izod women’s wholesale sportswear business		966		8,118

SG&A expenses associated with acquisition of Warnaco	36,167		42,579

Debt modification costs				16,233

Non-GAAP earnings before interest and taxes	$180,304	$130,323	$751,608	$681,875

(1)   In the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. Prior periods have been retrospectively adjusted to reflect the effect of these accounting changes.

Table 3 - Reconciliation of GAAP gross profit to non-GAAP gross profit

	Quarter Ended	Year Ended
	1/29/12	1/29/12

Gross profit	$774,210	$3,055,889

Items excluded:

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories	2,053	7,627

Non-GAAP gross profit	$776,263	$3,063,516

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 4 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended		Year Ended
	2/3/13	1/29/12 (1)	2/3/13	1/29/12 (1)

SG&A	$771,172	$740,057	$2,594,315	$2,549,850

Items excluded:

Actuarial losses on retirement plans	(28,142)	(76,120)	(28,142)	(76,120)

SG&A expenses associated with buyout of perpetual license for Tommy Hilfiger in India				(20,709)

SG&A expenses associated with Tommy Hilfiger integration and related restructuring	(6,107)	(16,520)	(20,525)	(61,895)

SG&A expenses associated with negotiated termination of license to market Timberland sportswear and exit from the Izod women’s wholesale sportswear business		(966)		(8,118)

SG&A expenses associated with acquisition of Warnaco	(36,167)		(42,579)

Non-GAAP SG&A	$700,756	$646,451	$2,503,069	$2,383,008

(1) In the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. Prior periods have been retrospectively adjusted to reflect the effect of these accounting changes.

Table 5 - Reconciliation of GAAP net interest expense to non-GAAP net interest expense

	Quarter Ended	Year Ended
	2/3/13	2/3/13

Interest expense, net	$31,367	$117,250

Items excluded:

Interest expense associated with issuance of $700M of senior notes related to acquisition of Warnaco	(3,656)	(3,656)

Non-GAAP interest expense, net	$27,711	$113,594

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 6 - Reconciliation of GAAP income tax expense to non-GAAP income tax expense

	Quarter Ended		Year Ended
	2/3/13	1/29/12 (1)	2/3/13	1/29/12 (1)

Income tax expense (benefit)	$(2,227)	$(32,890)	$109,272	$87,388

Items excluded:

Income tax effect of acquisition, integration, restructuring and debt modification costs and actuarial losses on retirement plans (2)	26,835	38,520	28,431	64,124

Tax benefit resulting from recognition of previously unrecognized net operating loss assets and tax credits	9,451		13,951

Tax benefit resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan		5,352		5,352

Non-GAAP income tax expense	$34,059	$10,982	$151,654	$156,864

(1) In the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. Prior periods have been retrospectively adjusted to reflect the effect of these accounting changes.

(2) The estimated tax effects of the Company’s acquisition, integration, restructuring and debt modification costs and actuarial losses on retirement plans are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring and debt modification cost and actuarial loss on retirement plans to determine if such item is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s acquisition, integration, restructuring and debt modification costs and actuarial losses on retirement plans were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In thousands, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	2/3/13				1/29/12 (1)
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income	$80,748	$(37,786)	(2)	$118,534	$35,524	$(51,787)	(3)	$87,311

Weighted average common shares	72,040			72,040	67,478			67,478
Weighted average dilutive securities	1,589			1,589	1,601			1,601
Weighted average impact of assumed convertible preferred stock conversion	684			684	4,189			4,189
Total shares	74,313			74,313	73,268			73,268

Diluted net income per common share	$1.09			$1.60	$0.48			$1.19

	Year Ended				Year Ended
	2/3/13				1/29/12 (1)
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income	$433,840	$(52,520)	(2)	$486,360	$275,697	$(121,226)	(3)	$396,923

Weighted average common shares	70,392			70,392	67,158			67,158
Weighted average dilutive securities	1,397			1,397	1,576			1,576
Weighted average impact of assumed convertible preferred stock conversion	2,087			2,087	4,189			4,189
Total shares	73,876			73,876	72,923			72,923

Diluted net income per common share	$5.87			$6.58	$3.78			$5.44

(1) In the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. Prior periods have been retrospectively adjusted to reflect the effect of these accounting changes.

(2)
Represents the impact on net income in the quarter and year ended February 3, 2013 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with the Company’s acquisition of Warnaco, which closed on February 13, 2013; (iii) the interest expense incurred in connection with the issuance of $700 million of senior notes related to the Company’s acquisition of Warnaco; (iv) the recognized actuarial loss on retirement plans; (v) the tax effects associated with these costs; and (vi) the tax benefit resulting from the recognition of previously unrecognized net operating loss assets and tax credits. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

(3) Represents the impact on net income in the quarter and year ended January 29, 2012 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the expense incurred associated with settling the unfavorable preexisting license agreement in connection with its buyout of the perpetual license for Tommy Hilfiger in India; (iii) the costs incurred in connection with the Company’s modification of its credit facility; (iv) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and its exit from the Izod women’s wholesale sportswear business; (v) the recognized actuarial loss on retirement plans; (vi) the tax effects associated with these costs; and (vii) the tax benefit resulting from revaluing certain deferred tax liabilities due to a decrease in the statutory tax rate in Japan. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

PVH CORP.
Consolidated Balance Sheets
(In thousands)

	February 3,	January 29,
	2013	2012
ASSETS
Current Assets:
Cash and Cash Equivalents (1)	$892,209	$233,197
Receivables	441,324	480,965
Inventories	878,415	809,009
Other Current Assets	225,058	216,064
Total Current Assets	2,437,006	1,739,235
Property, Plant and Equipment	561,335	458,891
Goodwill and Other Intangible Assets	4,539,892	4,380,853
Other Assets	243,316	173,382
	$7,781,549	$6,752,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,063,600	$960,880
Short-Term Borrowings	10,847	13,040
Current Portion of Long-Term Debt	88,000	69,951
Other Liabilities	1,154,891	1,160,116
Long-Term Debt (1)	2,211,642	1,832,925
Stockholders’ Equity	3,252,569	2,715,449
	$7,781,549	$6,752,361

(1) Cash and Cash Equivalents and Long-Term Debt as of February 3, 2013 include the impact of the issuance of $700 million of senior notes related to the acquisition of Warnaco.

PVH CORP.
Segment Data
(In thousands)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	2/3/13	1/29/12
Heritage Brand Wholesale Dress Furnishings
Net sales	$142,906	$143,265
Royalty revenue	1,430	1,524
Advertising and other revenue	718	855
Total	145,054	145,644

Heritage Brand Wholesale Sportswear
Net sales	98,060	118,379
Royalty revenue	2,424	2,362
Advertising and other revenue	399	398
Total	100,883	121,139

Heritage Brand Retail
Net sales	180,494	170,611
Royalty revenue	1,054	1,017
Advertising and other revenue	241	111
Total	181,789	171,739

Total Heritage Brands
Net sales	421,460	432,255
Royalty revenue	4,908	4,903
Advertising and other revenue	1,358	1,364
Total	427,726	438,522

Other (Calvin Klein Apparel)
Net sales	211,050	167,896
Total	211,050	167,896

Calvin Klein Licensing
Net sales	5,644	14,022
Royalty revenue	73,762	70,511
Advertising and other revenue	26,913	26,042
Total	106,319	110,575

Total Calvin Klein
Net sales	216,694	181,918
Royalty revenue	73,762	70,511
Advertising and other revenue	26,913	26,042
Total	317,369	278,471

Tommy Hilfiger North America
Net sales	399,594	362,151
Royalty revenue	6,186	4,192
Advertising and other revenue	1,672	1,723
Total	407,452	368,066

Tommy Hilfiger International
Net sales	469,162	431,494
Royalty revenue	13,246	14,877
Advertising and other revenue	1,245	1,406
Total	483,653	447,777

Total Tommy Hilfiger
Net sales	868,756	793,645
Royalty revenue	19,432	19,069
Advertising and other revenue	2,917	3,129
Total	891,105	815,843

Total Revenue
Net sales	1,506,910	1,407,818
Royalty revenue	98,102	94,483
Advertising and other revenue	31,188	30,535
Total	$1,636,200	$1,532,836

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	2/3/13			1/29/12 (1)
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(2)	Results	GAAP	Adjustments(3)	Results

Heritage Brand Wholesale Dress Furnishings	$20,585		$20,585	$17,571		$17,571

Heritage Brand Wholesale Sportswear	3,542		3,542	(8,720)	$(966)	(7,754)

Heritage Brand Retail	2,431		2,431	704		704

Total Heritage Brands	26,558		26,558	9,555	(966)	10,521

Other (Calvin Klein Apparel)	27,412		27,412	18,836		18,836

Calvin Klein Licensing	46,378		46,378	51,299		51,299

Total Calvin Klein	73,790		73,790	70,135		70,135

Tommy Hilfiger North America	52,491		52,491	20,406	(11,141)	31,547

Tommy Hilfiger International	43,636	$(5,643)	49,279	35,222	(3,471)	38,693

Total Tommy Hilfiger	96,127	(5,643)	101,770	55,628	(14,612)	70,240

Corporate	(86,587)	(64,773)	(21,814)	(100,654)	(80,081)	(20,573)

Total earnings before interest and taxes	$109,888	$(70,416)	$180,304	$34,664	$(95,659)	$130,323

(1)
In the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. Prior periods have been retrospectively adjusted to reflect the effect of these accounting changes.

(2)
Adjustments for the quarter ended February 3, 2013 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with the Company’s acquisition of Warnaco, which closed on February 13, 2013; and (iii) the recognized actuarial loss on retirement plans.

(3)
Adjustments for the quarter ended January 29, 2012 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and its exit from the Izod women’s wholesale sportswear business; and (iii) the recognized actuarial loss on retirement plans.

PVH CORP.
Segment Data (continued)
(In thousands)

REVENUE BY SEGMENT
	Year Ended	Year Ended
	2/3/13	1/29/12
Heritage Brand Wholesale Dress Furnishings
Net sales	$523,795	$564,898
Royalty revenue	5,576	6,158
Advertising and other revenue	2,875	2,169
Total	532,246	573,225

Heritage Brand Wholesale Sportswear
Net sales	467,986	537,284
Royalty revenue	9,901	10,008
Advertising and other revenue	1,997	1,687
Total	479,884	548,979

Heritage Brand Retail
Net sales	657,556	646,769
Royalty revenue	4,771	4,822
Advertising and other revenue	1,186	772
Total	663,513	652,363

Total Heritage Brands
Net sales	1,649,337	1,748,951
Royalty revenue	20,248	20,988
Advertising and other revenue	6,058	4,628
Total	1,675,643	1,774,567

Other (Calvin Klein Apparel)
Net sales	724,962	637,870
Total	724,962	637,870

Calvin Klein Licensing
Net sales	34,971	45,796
Royalty revenue	277,369	273,002
Advertising and other revenue	113,064	108,588
Total	425,404	427,386

Total Calvin Klein
Net sales	759,933	683,666
Royalty revenue	277,369	273,002
Advertising and other revenue	113,064	108,588
Total	1,150,366	1,065,256

Tommy Hilfiger North America
Net sales	1,399,323	1,273,829
Royalty revenue	22,364	16,850
Advertising and other revenue	8,073	7,016
Total	1,429,760	1,297,695

Tommy Hilfiger International
Net sales	1,732,228	1,703,582
Royalty revenue	50,038	45,195
Advertising and other revenue	4,964	4,329
Total	1,787,230	1,753,106

Total Tommy Hilfiger
Net sales	3,131,551	2,977,411
Royalty revenue	72,402	62,045
Advertising and other revenue	13,037	11,345
Total	3,216,990	3,050,801

Total Revenue
Net sales	5,540,821	5,410,028
Royalty revenue	370,019	356,035
Advertising and other revenue	132,159	124,561
Total	$6,042,999	$5,890,624

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	2/3/13			1/29/12 (1)
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(2)	Results	GAAP	Adjustments(3)	Results

Heritage Brand Wholesale Dress Furnishings	$66,204		$66,204	$78,400		$78,400

Heritage Brand Wholesale Sportswear	34,883		34,883	11,327	$(8,118)	19,445

Heritage Brand Retail	13,498		13,498	28,731		28,731

Total Heritage Brands	114,585		114,585	118,458	(8,118)	126,576

Other (Calvin Klein Apparel)	89,921		89,921	88,700		88,700

Calvin Klein Licensing	194,747		194,747	189,105		189,105

Total Calvin Klein	284,668		284,668	277,805		277,805

Tommy Hilfiger North America	200,121	$(379)	200,500	81,142	(44,704)	125,846

Tommy Hilfiger International	220,812	(15,441)	236,253	200,697	(26,128)	226,825

Total Tommy Hilfiger	420,933	(15,820)	436,753	281,839	(70,832)	352,671

Corporate	(159,824)	(75,426)	(84,398)	(186,929)	(111,752)	(75,177)

Total earnings before interest and taxes	$660,362	$(91,246)	$751,608	$491,173	$(190,702)	$681,875

(1)
In the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. Prior periods have been retrospectively adjusted to reflect the effect of these accounting changes.

(2)
Adjustments for the year ended February 3, 2013 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with the Company’s acquisition of Warnaco, which closed on February 13, 2013; and (iii) the recognized actuarial loss on retirement plans.

(3)
Adjustments for the year ended January 29, 2012 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the expense incurred associated with settling the unfavorable preexisting license agreement in connection with its buyout of the perpetual license for Tommy Hilfiger in India; (iii) the costs incurred in connection with the Company’s modification of its credit facility; (iv) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and its exit from the Izod women’s wholesale sportswear business; and (v) the recognized actuarial loss on retirement plans.

PVH CORP.
2013 Full Year and First Quarter Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2013 estimated results excluding (a) the costs expected to be incurred in connection with its acquisition and integration of Warnaco, including the related restructuring; (b) the actuarial loss expected to be incurred on retirement plans; and (c) the estimated tax effects associated with these costs, which is on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The amounts referred to in clauses (a), (b) and (c), above, are also excluded from earnings per share calculations for purposes of incentive compensation awards. The estimated tax effects associated with the above costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an acquisition, integration or restructuring cost and actuarial loss on retirement plans to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.

(Dollar amounts in millions, except per share data)

2013 Net Income Per Common Share Reconciliations	Full Year 2013 (Estimated)	First Quarter 2013 (Estimated)

GAAP net income per common share	$5.88	$0.88
Estimated per common share impact of after tax acquisition, integration and restructuring costs and actuarial loss on retirement plans	$1.12	$0.45
Net income per common share excluding impact of acquisition, integration and restructuring costs and actuarial loss on retirement plans	$7.00	$1.33

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2013 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial loss on retirement plans. Other than the Company’s acquisition of Warnaco, which closed on February 13, 2013, and the related restructuring, the Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity.

PVH CORP.
Appendix A

Change in Method of Accounting for Retirement Plans:
During the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. The Company believes this change improves the transparency of its operational performance by recognizing the effects of current economic and interest rate trends on plan investments and assumptions in current period earnings and allowing the Company to highlight this impact to investors. In addition, this change aligns the Company’s method of accounting for its retirement plans with the method used by Warnaco, which the Company acquired on February 13, 2013. This change avoids the post-acquisition Company having two methods to one method of accounting for its retirement plans. The financial data for all prior periods presented has been retrospectively adjusted to reflect the effect of this accounting change. A summary of the impact of such accounting method changes on the Company’s GAAP and non-GAAP earnings per share is as follows:

PVH CORP.
Appendix A (continued)
(In thousands, except per share data)

GAAP AND NON-GAAP INCOME STATEMENT DATA - AS ADJUSTED

	Quarter Ended			Quarter Ended			Quarter Ended
	4/29/12			7/29/12			10/28/12
	As Originally Reported	Effect of Accounting Policy Change	As Retrospectively Adjusted	As Originally Reported	Effect of Accounting Policy Change	As Retrospectively Adjusted	As Originally Reported	Effect of Accounting Policy Change	As Retrospectively Adjusted
GAAP
Earnings before interest and taxes	$152,248	$3,834	$156,082	$149,658	$3,596	$153,254	$237,423	$3,715	$241,138
Net income	93,114	2,362	95,476	87,702	2,216	89,918	165,409	2,289	167,698
Diluted net income per common share	1.27	0.03	1.30	1.19	0.03	1.22	2.24	0.03	2.27

Non-GAAP
Earnings before interest and taxes	$155,564	$3,834	$159,398	$154,199	$3,596	$157,795	$250,396	$3,715	$254,111
Net income	95,498	2,362	97,860	91,992	2,216	94,208	173,469	2,289	175,758
Diluted net income per common share	1.30	0.03	1.33	1.25	0.03	1.28	2.34	0.04	2.38

	Quarter Ended			Year Ended
	2/3/13			2/3/13
	Recognized Under Previous Method	Effect of Accounting Policy Change	Recognized Under New Method	Recognized Under Previous Method	Effect of Accounting Policy Change	Recognized Under New Method
GAAP
Earnings before interest and taxes	$131,091	$(21,203)	$109,888	$670,420	$(10,058)	$660,362
Net income	93,809	(13,061)	80,748	440,034	(6,194)	433,840
Diluted net income per common share	1.26	(0.17)	1.09	5.96	(0.09)	5.87

Non-GAAP
Earnings before interest and taxes	$173,365	$6,939	$180,304	$733,524	$18,084	$751,608
Net income	114,260	4,274	118,534	475,219	11,141	486,360
Diluted net income per common share	1.54	0.06	1.60	6.43	0.15	6.58

Please see tables on the following pages for GAAP to non-GAAP reconciliations of the first through third quarter retrospectively adjusted amounts and pages 22, 25 and 27 for GAAP to non-GAAP reconciliations of the fourth quarter and full year retrospectively adjusted amounts, respectively.

PVH CORP.
Appendix A (continued)
(In thousands, except per share data)

GAAP AND NON-GAAP INCOME STATEMENT DATA - AS ADJUSTED

	Quarter Ended			Quarter Ended			Quarter Ended
	5/1/11			7/31/11			10/30/11
	As Originally Reported	Effect of Accounting Policy Change	As Retrospectively Adjusted	As Originally Reported	Effect of Accounting Policy Change	As Retrospectively Adjusted	As Originally Reported	Effect of Accounting Policy Change	As Retrospectively Adjusted
GAAP
Earnings before interest and taxes	$120,444	$2,047	$122,491	$133,479	$1,782	$135,261	$196,842	$1,915	$198,757
Net income	57,667	1,261	58,928	66,729	1,098	67,827	112,239	1,179	113,418
Diluted net income per common share	0.79	0.02	0.81	0.92	0.01	0.93	1.54	0.01	1.55

Non-GAAP
Earnings before interest and taxes	$167,136	$2,047	$169,183	$151,355	$1,782	$153,137	$227,317	$1,915	$229,232
Net income	89,556	1,261	90,817	78,300	1,098	79,398	138,218	1,179	139,397
Diluted net income per common share	1.23	0.02	1.25	1.07	0.02	1.09	1.89	0.02	1.91

	Quarter Ended			Year Ended
	1/29/12			1/29/12
	As Originally Reported	Effect of Accounting Policy Change	As Retrospectively Adjusted	As Originally Reported	Effect of Accounting Policy Change	As Retrospectively Adjusted
GAAP
Earnings before interest and taxes	$108,888	$(74,224)	$34,664	$559,653	$(68,480)	$491,173
Net income	81,246	(45,722)	35,524	317,881	(42,184)	275,697
Diluted net income per common share	1.11	(0.63)	0.48	4.36	(0.58)	3.78

Non-GAAP
Earnings before interest and taxes	$128,427	$1,896	$130,323	$674,235	$7,640	$681,875
Net income	86,143	1,168	87,311	392,217	4,706	396,923
Diluted net income per common share	1.18	0.01	1.19	5.38	0.06	5.44

Please see tables on the following pages for GAAP to non-GAAP reconciliations of the first through third quarter retrospectively adjusted amounts and pages 22, 25 and 27 for GAAP to non-GAAP reconciliations of the fourth quarter and full year retrospectively adjusted amounts, respectively.

PVH CORP.
Appendix A (continued)
(In thousands, except per share data)

The following pages present retrospectively adjusted GAAP results, which reflect the Company’s changed accounting method for its retirement plans, for the third, second and first quarters of 2012 and 2011 to allow readers to sum the adjusted quarterly results to arrive at the full year results presented herein. The Adjustments columns in each table are unchanged from amounts presented in prior periods.

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT AND DILUTED NET INCOME PER COMMON SHARE - AS ADJUSTED

	Quarter Ended			Quarter Ended
	10/28/12 (1)			10/30/11 (1)
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (2)	Results	Results	Adjustments (3)	Results

Heritage Brand Wholesale Dress Furnishings	$27,129		$27,129	$25,982		$25,982
Heritage Brand Wholesale Sportswear	15,794		15,794	11,015	$(502)	11,517
Heritage Brand Retail	4,357		4,357	8,470		8,470
Total Heritage Brands	47,280		47,280	45,467	(502)	45,969

Other (Calvin Klein Apparel)	30,048		30,048	26,867		26,867
Calvin Klein Licensing	62,337		62,337	59,253		59,253
Total Calvin Klein	92,385		92,385	86,120		86,120

Tommy Hilfiger North America	66,117		66,117	41,675	(3,421)	45,096
Tommy Hilfiger International	62,583	$(6,301)	68,884	48,820	(22,209)	71,029
Total Tommy Hilfiger	128,700	(6,301)	135,001	90,495	(25,630)	116,125

Corporate	(27,227)	(6,672)	(20,555)	(23,325)	(4,343)	(18,982)
Total earnings before interest and taxes	$241,138	$(12,973)	$254,111	$198,757	$(30,475)	$229,232

	Quarter Ended			Quarter Ended
	10/28/12 (1)			10/30/11 (1)
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (2)	Results	Results	Adjustments (3)	Results

Net income	$167,698	$(8,060)	$175,758	$113,418	$(25,979)	$139,397

Weighted average common shares	70,586		70,586	67,225		67,225
Weighted average dilutive securities	1,304		1,304	1,549		1,549
Weighted average impact of assumed convertible preferred stock conversion	2,095		2,095	4,189		4,189
Total shares	73,985		73,985	72,963		72,963
Diluted net income per common share	$2.27		$2.38	$1.55		$1.91

(1)    In the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. Prior periods have been retrospectively adjusted to reflect the effect of these accounting changes.

(2)    Adjustments for the quarter ended October 28, 2012 represent the elimination of (i) $6,561 incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) $6,412 incurred in connection with the Company’s acquisition of Warnaco, which closed on February 13, 2013; (iii) the tax benefit of $413 associated with these costs (with respect to net income and net income per common share only); and (iv) the tax benefit of $4,500 resulting from previously unrecognized tax credits (with respect to net income and net income per common share only).

(3)    Adjustments for the quarter ended ended October 30, 2011 represent the elimination of (i) $9,264 incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the $20,709 expense incurred associated with settling the unfavorable preexisting license agreement in connection with the Company’s buyout of the perpetual license for Tommy Hilfiger in India; (iii) $502 incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand; and (iv) the tax benefit of $4,496 associated with these costs (with respect to net income and net income per common share only).

PVH CORP.
Appendix A (continued)
(In thousands, except per share data)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT AND DILUTED NET INCOME PER COMMON SHARE - AS ADJUSTED

	Quarter Ended			Quarter Ended
	7/29/12 (1)			7/31/11 (1)
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (2)	Results	Results	Adjustments (3)	Results

Heritage Brand Wholesale Dress Furnishings	$9,607		$9,607	$14,240		$14,240
Heritage Brand Wholesale Sportswear	4,190		4,190	(5,222)	$(6,650)	1,428
Heritage Brand Retail	9,306		9,306	15,122		15,122
Total Heritage Brands	23,103		23,103	24,140	(6,650)	30,790
Other (Calvin Klein Apparel)	14,888		14,888	22,083		22,083
Calvin Klein Licensing	45,301		45,301	43,922		43,922
Total Calvin Klein	60,189		60,189	66,005		66,005
Tommy Hilfiger North America	52,636		52,636	31,349	(6,651)	38,000
Tommy Hilfiger International	41,113	$(3,497)	44,610	37,673		37,673
Total Tommy Hilfiger	93,749	(3,497)	97,246	69,022	(6,651)	75,673
Corporate	(23,787)	(1,044)	(22,743)	(23,906)	(4,575)	(19,331)
Total earnings before interest and taxes	$153,254	$(4,541)	$157,795	$135,261	$(17,876)	$153,137

	Quarter Ended			Quarter Ended
	7/29/12 (1)			7/31/11 (1)
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (2)	Results	Results	Adjustments (3)	Results

Net income	$89,918	$(4,290)	$94,208	$67,827	$(11,571)	$79,398

Weighted average common shares	70,403		70,403	67,129		67,129
Weighted average dilutive securities	1,105		1,105	1,551		1,551
Weighted average impact of assumed convertible preferred stock conversion	2,095		2,095	4,189		4,189
Total shares	73,603		73,603	72,869		72,869
Diluted net income per common share	$1.22		$1.28	$0.93		$1.09

(1)    In the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. Prior periods have been retrospectively adjusted to reflect the effect of these accounting changes.

(2)    Adjustments for the quarter ended July 29, 2012 represent the elimination of (i) $4,541 incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; and (ii) the tax benefit of $251 associated with these costs (with respect to net income and net income per common share only).

(3)    Adjustments for the quarter ended July 31, 2011 represent the elimination of (i) $11,226 incurred in connection with Company’s integration of Tommy Hilfiger and the related restructuring; (ii) $6,650 incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand; and (iii) the tax benefit of $6,305 associated with these costs (with respect to net income and net income per common share only).

PVH CORP.
Appendix A (continued)
(In thousands, except per share data)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT AND DILUTED NET INCOME PER COMMON SHARE - AS ADJUSTED

	Quarter Ended			Quarter Ended
	4/29/12 (1)			5/1/11 (1)
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (2)	Results	Results	Adjustments (3)	Results

Heritage Brand Wholesale Dress Furnishings	$8,883		$8,883	$20,607		$20,607
Heritage Brand Wholesale Sportswear	11,357		11,357	14,254		14,254
Heritage Brand Retail	(2,596)		(2,596)	4,435		4,435
Total Heritage Brands	17,644		17,644	39,296		39,296
Other (Calvin Klein Apparel)	17,573		17,573	20,914		20,914
Calvin Klein Licensing	40,731		40,731	34,631		34,631
Total Calvin Klein	58,304		58,304	55,545		55,545
Tommy Hilfiger North America	28,877	$(379)	29,256	(12,288)	$(23,491)	11,203
Tommy Hilfiger International	73,480		73,480	78,982	(448)	79,430
Total Tommy Hilfiger	102,357	(379)	102,736	66,694	(23,939)	90,633
Corporate	(22,223)	(2,937)	(19,286)	(39,044)	(22,753)	(16,291)
Total earnings before interest and taxes	$156,082	$(3,316)	$159,398	$122,491	$(46,692)	$169,183

	Quarter Ended			Quarter Ended
	4/29/12 (1)			5/1/11 (1)
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (2)	Results	Results	Adjustments (3)	Results

Net income	$95,476	$(2,384)	$97,860	$58,928	$(31,889)	$90,817

Weighted average common shares	68,539		68,539	66,798		66,798
Weighted average dilutive securities	1,588		1,588	1,605		1,605
Weighted average impact of assumed convertible preferred stock conversion	3,475		3,475	4,189		4,189
Total shares	73,602		73,602	72,592		72,592
Diluted net income per common share	$1.30		$1.33	$0.81		$1.25

(1)    In the fourth quarter of 2012, the Company changed its method of accounting for its retirement plans to (i) calculate expected return on plan assets using the fair value of plan assets; and (ii) immediately recognize actuarial gains and losses in its operating results in the year in which they occur. Prior periods have been retrospectively adjusted to reflect the effect of these accounting changes.

(2)    Adjustments for the quarter ended April 29, 2012 represent the elimination of (i) $3,316 incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; and (ii) the tax benefit of $932 associated with these costs (with respect to net income and net income per common share only).

(3)    Adjustments for the quarter ended May 1, 2011 represent the elimination of (i) $30,459 incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) $16,233 incurred in connection with the Company’s modification of its credit facility; and (iii) the tax benefit of $14,803 associated with these costs (with respect to net income and net income per common share only).